SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                              EXHIBIT 23

We consent to the incorporation by reference in the registration statements of Simpson Manufacturing Co., Inc. on Forms S-8 (File No. 33-85662 and File No. 33-90964) of our report dated January 31, 1997, except for Note 15 for which the date is March 11, 1997, on our audits of the consolidated financial statements and the financial statement schedule of Simpson Manufacturing Co., Inc. and subsidiaries as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995, and 1994, which report is included in this Annual Report on Form 10-K.



                                                  COOPERS & LYBRAND L.L.P.
San Francisco, California
March 26, 1997